                            CERTIFICATE OF AMENDMENT
                                     TO THE
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   ALTEON INC.


      Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned corporation (the "Corporation") executes this Certificate of Amendment to its Restated Certificate of Incorporation

      1. The name of the Corporation is Alteon Inc., and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware is October 22, 1986.

      2. The undersigned is the duly elected Chairman, President and Chief Executive Officer of the Corporation.

      3. Paragraph 4 of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

            "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 81,993,329 shares. The Corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock authorized to be issued by the Corporation is 80,000,000, and each such share of Common Stock shall have a par value of $.01 per share. The total number of shares of Preferred Stock authorized to be issued by the Corporation is 1,993,329 and each such share shall have a par value of $.01 per share."

      4. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                                     * * *

      IN WITNESS WHEREOF, Alteon Inc. has caused this Certificate of Amendment to be signed by its President this 6 day of June 2001.

                                            Alteon Inc.



                                            By:   /s/ Kenneth I. Moch
                                            Name: Kenneth I. Moch
                                            Title: Chairman, President and
                                                    Chief Executive Officer